Exhibit 5.1 200 Clarendon Street Boston, Massachusetts 02116 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com FIRM / AFFILIATE OFFICES Beijing Moscow Boston Munich Brussels New York Century City Orange County Chicago Paris Dubai Riyadh Düsseldorf San Diego Frankfurt San Francisco Hamburg Seoul Hong Kong Shanghai Houston Silicon Valley London Singapore Los Angeles Tokyo Madrid Washington, D.C. Milan July 1, 2021 Zentalis Pharmaceuticals, Inc. 530 Seventh Avenue, Suite 2201 New York, New York 10018 Re: Registration Statement on Form S-3 (Registration No. 333-255769) Ladies and Gentlemen: We have acted as special counsel to Zentalis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 3,565,000 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), including up to 465,000 shares of Common Stock issuable upon exercise of the underwriters’ option to purchase additional shares. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 4, 2021 (Registration No. 333-255769) (as so filed and as amended, the “Registration Statement”), a base prospectus dated May 4, 2021 included in the Registration Statement (the “Base Prospectus”) and a prospectus supplement dated June 28, 2021 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated June 28, 2021, by and among Morgan Stanley & Co. LLC, Jefferies LLC and SVB Leerink LLC, as representatives of the several underwriters listed on Schedule I thereto, and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares. As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws. Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by

July 1, 2021 Page 2 the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated July 1, 2021, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Very truly yours, /s/ Latham & Watkins LLP